Exhibit 99.1

NEWS RELEASE

GP Strategies Reports First Quarter 2017 Financial Results

Columbia, MD. May 2, 2017. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended March 31, 2017.
Overview:

•	Revenue of $122.4 million for first quarter of 2017 compared to $115.8 million for first quarter of 2016

•	Operating income of $6.6 million for first quarter of 2017 compared to $5.8 million for first quarter of 2016

•	Diluted earnings per share of $0.24 for first quarter of 2017 compared to $0.23 per share for first quarter of 2016

The Company's revenue increased $6.7 million or 6% during the first quarter of 2017 compared to the same quarter in 2016. The revenue growth was attributable to a 25% increase in the Performance Readiness Solutions segment, due to both acquisitions and organic growth, and a 13% increase in the Sandy Training & Marketing segment due to increased training services for automotive customers. Foreign currency exchange rate declines resulted in a total $3.7 million or 3% decrease in U.S. dollar reported revenue during the first quarter of 2017 across all segments.

Gross profit increased $1.5 million or 8% to $19.4 million or 15.8% of revenue for the first quarter of 2017 compared to $17.9 million or 15.5% of revenue for the first quarter of 2016. Operating income increased 14% to $6.6 million for the first quarter of 2017 from $5.8 million for the first quarter of 2016. Income before income taxes was $6.1 million for the first quarter of 2017 compared to $6.0 million for the first quarter of 2016. Net income was $4.1 million, or $0.24 per share, for the first quarter of 2017 compared to $3.8 million, or $0.23 per share, for the first quarter of 2016.

"GP Strategies reported first quarter 2017 revenue of $122.4 million, which was a record for the Company's first quarter" stated Scott N. Greenberg, Chief Executive Officer. "Organic revenue growth and revenue from recently completed acquisitions more than offset a $3.7 million decline from foreign currency fluctuations. The Performance Readiness Solutions and Sandy Training & Marketing segments both paved the way for the revenue growth. Our pre-tax income for the first quarter included $0.4 million of financial system implementation costs and $0.3 million of legal expenses relating to acquisitions. In the quarter, the Company continued its acquisition strategy with the purchase of McKinney Rogers in February and the acquisition of Emantras, which was completed in April.”

Balance Sheet and Cash Flow Highlights
As of March 31, 2017, the Company had cash and cash equivalents of $15.5 million compared to $16.3 million as of December 31, 2016. The Company had $37.0 million of long-term debt outstanding as of March 31, 2017. In addition, the Company had $23.5 million of short-term borrowings outstanding and $71.3 million of available borrowings under its line of credit as of March 31, 2017.

Cash provided by operating activities was $4.1 million for the three months ended March 31, 2017 compared to $8.6 million for the same period in 2016. During the three months ended March 31, 2017 and 2016, the Company repurchased approximately 70,000 and 181,000 shares, respectively, of its common stock in the open market for a total cost of approximately $1.7 million and $4.3 million, respectively. As of March 31, 2017, there was approximately $4.4 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on May 2, 2017. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 877-256-3282 or 212-231-2933, using conference ID number 21851112. A telephone replay of the call will also be available beginning at 12:00 p.m. on May 2nd, until 12:00 p.m. on May 16th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21851112. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended
	March 31,

	2017	2016

Revenue	$122,447	$115,756
Cost of revenue	103,059	97,829
Gross profit	19,388	17,927
Selling, general and administrative expenses	12,994	11,970
Gain (loss) on change in fair value of contingent consideration, net	197	(159)
Operating income	6,591	5,798
Interest expense	438	245
Other income (expense)	(75)	454
Income before income tax expense	6,078	6,007
Income tax expense	1,992	2,207
Net income	$4,086	$3,800

Basic weighted average shares outstanding	16,741	16,758
Diluted weighted average shares outstanding	16,841	16,831
Per common share data:
Basic earnings per share	$0.24	$0.23
Diluted earnings per share	$0.24	$0.23

Other data:
EBITDA(1)	$7,959	$8,017

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2017	2016
Revenue by segment:
Learning Solutions	$49,746	$49,906
Professional & Technical Services	25,309	25,829
Sandy Training & Marketing	24,601	21,824
Performance Readiness Solutions	22,791	18,197
Total revenue	$122,447	$115,756

Gross profit by segment:
Learning Solutions	$8,756	$9,704
Professional & Technical Services	4,599	3,884
Sandy Training & Marketing	2,876	2,451
Performance Readiness Solutions	3,157	1,888
Total gross profit	$19,388	$17,927

Supplemental Cash Flow Information:
Net cash provided by operating activities	$4,118	$8,563
Capital expenditures	(525)	(575)
Free cash flow	$3,593	$7,988

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2017	2016
Net income	$4,086	$3,800
Interest expense	438	245
Income tax expense	1,992	2,207
Depreciation and amortization	1,443	1,765
EBITDA	$7,959	$8,017

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$15,452	$16,346
Accounts and other receivables	100,273	105,549
Costs and estimated earnings in excess of billings on uncompleted contracts	47,327	39,318
Prepaid expenses and other current assets	11,529	11,481
Total current assets	174,581	172,694
Property, plant and equipment, net	4,558	4,547
Goodwill and other intangible assets, net	139,397	133,597
Other assets	6,006	4,763
Total assets	$324,542	$315,601

Current liabilities:
Short-term borrowings	$23,529	$17,694
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	61,149	64,596
Billings in excess of costs and estimated earnings on uncompleted contracts	21,677	18,545
Total current liabilities	118,355	112,835
Long-term debt	25,000	28,000
Other noncurrent liabilities	8,903	7,270
Total liabilities	152,258	148,105
Total stockholders’ equity	172,284	167,496
Total liabilities and stockholders’ equity	$324,542	$315,601

© 2017 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925